Exhibit 99
For Immediate Release	Earl O. Bradley, III
Phone: 931-552-6176

Patrick C. Greenwell
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP ANNOUNCES 2010 THIRD QUARTER EARNINGS

Clarksville, Tennessee.  November 10, 2010.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Federal Savings Bank (the “Bank”), today announced its results of operations for the three and nine months ended September 30, 2010.  Net income for the three months ended September 30, 2010 was $472,000, compared to net income of $390,000 for the same period in 2009.  For the nine months ended September 30, 2010 net income was $1.1 million, compared to net income of $700,000, for the nine months ended September 30, 2009.

Basic and diluted earnings per share for the three months ended September 30, 2010  amounted to $0.11, compared to $0.09 per basic and diluted share for the three months ended September 30, 2009.  Basic and diluted earnings per share for the nine months ended September 30, 2010 amounted to $0.26 compared to $0.16 per basic share and $0.15 per diluted share for the nine months ended September 30, 2009.

“I am proud that our net income has grown by 61.4% when comparing the first nine months of 2010 to the same period last year, particularly given the uncertain environment in which banks continue to operate.  Our earnings growth has primarily been fueled by the growth in our net interest margin from 3.33% to 3.80% over the past twelve months.  During that same time period we increased our non-interest income slightly, while holding non-interest expense growth to just 2.78%.  Our management team will continue to focus on asset quality and prudent balance sheet strategies as we strive to build value for our shareholders and serve our community,” said Earl O. Bradley, III, Chief Executive Officer of the Company.

Dividend Declared

As previously announced, the Board of Directors of the Company, at its October 20, 2010 meeting, declared a quarterly cash dividend of $0.05 per common share.  The dividend is payable on or about November 12, 2010 to stockholders of record as of the close of business on November 1, 2010.

Net Interest Income

Net interest income increased $390,000, or 14.0%, to $3.2 million for the three months ended September 30, 2010 compared the three months ended September 30, 2009, due primarily to reduced interest expense of $348,000, or 22.3%.  Net interest income increased $1.3 million, or 16.8%, to $9.3 million for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009, due primarily to a reduction of interest expense of $1.0 million, or 21.0%.  The decrease in interest expense was primarily due to lower rates paid to customers on interest-bearing deposits as higher rate, fixed term deposits matured and as market rates declined on interest-bearing transaction accounts.  The net interest margin was 3.80% for the three months ended September 30, 2010 compared to 3.39% for the three months ended September 30, 2009.  The net interest margin was 3.80% for the nine months ended September 30, 2010 compared to 3.33% for the nine months ended September 30, 2009.

The improvement in the net interest margin was primarily driven by the Company’s management of interest expense which has positively impacted earnings during the year.

Credit Quality

The Company recorded a provision for loan losses of $248,000 for the three months ended September 30, 2010 compared to $180,000 for the three months ended September 30, 2009.   A provision for loan losses of $707,000 was recorded for the nine months ended September 30, 2010 compared to $507,000 for the nine months ended September 30, 2009.   The increase in the provision was due to the growth of the total loan portfolio, an increase in non-performing and classified loans, and weakened general economic conditions.

Non-performing assets totaled $3.4 million, or 0.99% of total assets, at September 30, 2010 compared to $1.0 million, or 0.30% of total assets, at September 30, 2009.  The increase was primarily in the one-to-four family residential mortgage, multi-family and land loan portfolios.  There was a 139.9% increase in the level of classified assets from $3.1 million at September 30, 2009 to $7.6 million at September 30, 2010 primarily related to our one-to-four family residential and multi-family loan portfolios.  Classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Non-Interest Income and Non-Interest Expense

Total non-interest income remained relatively steady at $697,000 for the three months ended September 30, 2010 compared to $671,000 for the three months ended September 30, 2009, and totaled $2.1 million for both of the nine-month periods ended September 30, 2010 and 2009.

Total non-interest expense increased $208,000, or 7.8%, to $2.9 million for the three months ended September 30, 2010 as compared to the same period in 2009.  Total non-interest expense increased $235,000, or 2.8%, to $8.7 million for the nine months ended September 30, 2010 as compared to the same period in 2009. Non-interest expense increased for the three- and nine-month periods primarily due to increases in salaries and employee benefits which were partially offset by lower FDIC assessment expense.    FDIC assessment expense was higher for the first nine months of 2009 due to higher deposit insurance premiums related to an industry-wide increase in assessment rates and a one-time FDIC special assessment which occurred in 2009.

The provision for income taxes for the three and nine months ended September 30, 2010 was $275,000 and $859,000, respectively, resulting in increases of $58,000 and $487,000 for the comparable three- and nine-month periods ended September 30, 2009.  The increases for both periods were primarily due to higher taxable income and adjustments for income tax expense.

Selected Balance Sheet Data

Total assets were $344.9 million at September 30, 2010 compared to $352.7 million at September 30, 2009, a decrease of $7.8 million or 2.2%.  Total loans were $232.8 million at September 30, 2010, an increase of $30.5 million, or 15.1%, compared to September 30, 2009.  Total liabilities were $277.7 million at September 30, 2010 compared to $281.9 million at September 30, 2009, a decrease of $4.2 million or 1.5%.  Total deposits at September 30, 2010 were $221.0 million, an increase of $13.0 million or 6.3% compared to September 30, 2009.  The increase in deposits was primarily used to fund growth in loans.

Total stockholders’ equity was $67.2 million at September 30, 2010 compared to $70.7 million at September 30, 2009.  At September 30, 2010, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines. The average common shareholder’s equity to average assets was 19.6% for the three months ended September 30, 2010 compared to 20.2% for the three months ended September 30, 2009.   The average common shareholder’s equity to average assets was 19.9% for the nine months ended September 30, 2010 compared to 20.5% for the nine months ended September 30, 2009.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Federal Savings Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstfederalsb.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank’s market area, changes in real estate market values in First Federal Savings Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.

    These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST ADVANTAGE BANCORP
SELECTED FINANCIAL DATA
(Unaudited-Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		December 31,
SELECTED FINANCIAL CONDITION DATA:	2010	2009	2010	2009	2009

END OF PERIOD BALANCES
Assets			$344,854	$352,660	$344,224
Available-for-sale securities, at fair value			71,925	113,527	98,739
Loans, gross			232,833	202,329	213,950
Allowance for loan losses			3,075	2,636	2,813
Deposits			220,969	207,930	216,240
FHLB advances and other borrowings			54,004	71,015	54,883
Common shareholders' equity			67,154	70,728	70,526

AVERAGE BALANCES
Assets	$347,742	$347,864	$345,802	$340,648	$344,118
Earning assets	330,927	325,424	327,168	319,403	322,807
Investment securities	76,015	116,709	83,833	121,339	118,245
Other investments	24,212	14,828	16,246	11,825	12,419
Loans, gross	230,700	193,887	227,089	186,239	192,143
Deposits	220,735	206,724	218,293	200,630	203,133
FHLB advances and other borrowings	54,861	68,350	54,657	67,795	68,329
Common shareholders' equity	67,969	70,298	68,945	69,808	70,127

SELECTED OPERATING RESULTS
Interest and dividend income	$4,382	$4,340	$13,156	$12,842	$17,232
Interest expense	1,211	1,559	3,852	4,878	6,367
Net interest income	3,171	2,781	9,304	7,964	10,865
Provision for loan losses	248	180	707	507	868
Net interest income after provision for loan losses	2,923	2,601	8,597	7,457	9,997
Noninterest income	697	671	2,068	2,056	1,649
Noninterest expense	2,873	2,665	8,676	8,441	11,151
Income before income tax expense	747	607	1,989	1,072	495
Income tax expense	275	217	859	372	135
Net income	$472	$390	$1,130	$700	$360
Basic net income per common share	$0.11	0.09	0.26	0.16	0.08
Diluted net income per common share	0.11	0.09	0.26	0.15	0.08
Dividends paid per common share	0.05	0.05	0.15	0.15	0.20
Book value per common share	16.34	15.76	16.34	15.76	15.77
Common shares outstanding	4,108,933	4,486,808	4,108,933	4,486,808	4,470,984
Basic weighted average common shares outstanding	4,161,187	4,482,274	4,322,544	4,514,591	4,508,033
Diluted weighted average common shares outstanding	4,200,300	4,543,308	4,360,368	4,580,379	4,572,207

SELECTED ASSET QUALITY DATA
Net charge-offs	$158	$25	$445	$46	$222
Classified assets			7,556	3,149	3498
Nonperforming loans			2,943	990	1403
Nonperforming assets			3,419	1,030	1704
Total nonperforming loans to total loans			1.26%	0.49%	0.66%
Total nonperforming loans to total assets			0.85%	0.28%	0.41%
Total nonperforming assets to total assets			0.99%	0.30%	0.50%

SELECTED FINANCIAL RATIOS (quarterly and year-to-date rates annualized)
Return on average assets	0.54%	0.44%	0.44%	0.27%	0.10%
Return on average common shareholders' equity	2.76%	2.20%	2.19%	1.34%	0.51%
Average common shareholders' equity to average assets	19.55%	20.21%	19.94%	20.49%	20.38%
Net interest margin	3.80%	3.39%	3.80%	3.33%	3.37%